EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No. 2 to the Registration Statement of Hanover-STC Acquisition Corp. (a development stage company) on Form S-1 File No. 333-141593 of our report dated March 26, 2007, except for Note 9, as to which the date is May 15, 2007, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Hanover-STC Acquisition Corp. as of March 15, 2007 and for the period from January 26, 2007 (inception) to March 15, 2007, which report appears in the prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

Melville, New York
June 14, 2007